                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12
 _________________________________________________________________________
                            Blue Wave Systems Inc.
               (Name of Registrant as Specified In Its Charter)
 _________________________________________________________________________

                     Toya Martin, Controller and Secretary
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee:

[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies
     (2)  Aggregate number of securities to which transaction applies
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of transaction:
          __/ Set forth the amount on which the filing fee is calculated and state how it was determined.
          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party
          (4)  Date Filed

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held November 16, 2000


To the holders of common stock of
Blue Wave Systems Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") will be held at the offices of the Company, 2410 Luna Road, Carrollton, Texas, on November 16, 2000, at 10:00 a.m., local time, for the following purposes:

          (a)  To elect five directors of the Company;

          (b) To consider and vote upon a proposed amendment to the Blue Wave Systems Inc. Stock Option Plan to increase the number of shares of common stock issuable upon exercise of stock options under the plan from 2,427,500 shares to 2,950,000 shares; and

          (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 10, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                        By Order of the Board of Directors



                                        Toya Martin
                                        Secretary


Carrollton, Texas
October 16, 2000

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006


                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held November 16, 2000

     This Proxy Statement is furnished to stockholders of Blue Wave Systems Inc., a Delaware corporation (the "Company" or "Blue Wave"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on November 16, 2000, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about October 16, 2000. The Company's Annual Report, covering the Company's fiscal year ended June 30, 2000, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                       ACTION TO BE TAKEN AT THE MEETING

     Only holders of record of common stock at the close of business on October 10, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding, and entitled to vote at the Annual Meeting, approximately 15,736,000 shares of common stock. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election as directors of the Company John R. Forrest, Lynn J. Davis, John L. Rynearson, Rob N. Shaddock, and Richard J. Thompson, and to approve an amendment to the Blue Wave Systems Inc. Stock Option Plan (the "Stock Option Plan") to increase the number of shares of common stock issuable upon the exercise of stock options under the plan from 2,427,500 to 2,950,000 shares. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

Voting by Street Name Holders

     If a stockholder owns shares in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

Required Vote

     The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting. Abstentions and "broker non-votes" are counted as present and entitled to vote for the purposes of determining a quorum but are not counted for purposes of the election of a director.

     The affirmative vote of the holders of a majority of the outstanding common stock represented at the Annual Meeting is required to approve the proposal to amend and restate the Stock Option Plan. An abstention is counted as a vote against the Stock Option Plan proposal. A broker "non-vote" is also counted as a vote against the Stock Option Plan proposal.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.


                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of October 1, 2000 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the current executive officers of the Company named in the table under "Summary of Executive Compensation" below, and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                            Shares Beneficially Owned (1)
                                                            -----------------------------
Name                                                        Number                Percent
----                                                        ------                -------
Directors and Named Executive Officers:
Rob N. Shaddock (2)                                           568,166                3.6%
Kevin Parslow (3)                                             332,316                2.1
John L. Rynearson (4)                                         235,500                1.5
John R. Forrest (5)                                            42,426                  *
Richard J. Thompson (6)                                        31,500                  *
Lynn J. Davis (7)                                              25,500                  *
M. Keith Burgess (8)                                           25,250                  *
All directors and officers as a group (9 individuals)       1,130,100                7.0
More than 5% Stockholders:

None known by the Company

______________________
*    Less than one percent.
(1) Includes shares issuable upon exercise of stock options which will be vested on or prior to December 1, 2000.
(2) Includes (i) 32,001 shares owned by Mr. Shaddock's spouse; (ii) 98,038 shares held in trust for the benefit of Mr. Shaddock; and (iii) 52,520 shares held as one of the two trustees of a trust for the benefit of Mr. Kevin Parslow. Also includes 107,534 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.
(3)  Includes (i) 52,520 shares held in trust for the benefit of Mr. Parslow;
     (ii) 98,038 shares held as one of the two trustees of a trust for the benefit of Mr. Shaddock; and (iii) 181,496 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.
(4) Includes 51,000 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.
(5) Includes 23,500 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.
(6) Includes 23,500 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.
(7) Includes 23,500 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000. Also includes 2,000 shares of common stock that must be purchased in order to receive the grant of 8,500 shares on November 15, 2000 under the Directors' Option Plan.
(8) Includes 250 shares held in the name of the son of Mr. Burgess and 25,000 shares of common stock issuable upon the exercise of options exercisable on December 1, 2000.


                             ELECTION OF DIRECTORS

     A brief description of each director of the Company is provided below. Each of the Company's directors holds office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal. References to "Mizar" and "LSI" mean Mizar, Inc. and

Loughborough Sound Images Ltd., respectively, which combined (the "Combination") to form the Company in April 1998.

     Rob N. Shaddock, 42, joined LSI in October 1992 as Technical Director, when LSI merged with Data Beta Ltd. He served as Marketing Director of LSI from 1997 until the time of the Combination. In April 1998, he was named Executive Vice President and a director of the Company. In November 1999, he was appointed President and Chief Executive Officer.

     John R. Forrest, 56, a director of LSI since 1996, was elected as a director of the Company on the date of the Combination. He was a Professor of Electronic Engineering from 1970 to 1984 at University College London, following which he joined Marconi Defense Systems as Technical Director. Between 1986 and 1991, he was Director of Engineering at the Independent Broadcasting Authority. In 1991, he was appointed Chief Executive of National Transcommunications Limited ("NTL") from which he resigned in 1994. In February 2000, he was elected as Chairman of the Board of Directors of the Company. Mr. Forrest has served since 1994 as Chairman or director of several entities based in the United Kingdom, and currently serves as a director of 3i Group plc, TCTi plc, Human IT Ltd., Morgan Howard International Group Ltd. and Egan International Ltd.

     Lynn J. Davis, 53, was appointed as a director of the Company in November 1999. He is a senior vice president of ADC Telecommunications Inc. and serves as President of ADC's Broadband Connectivity Group. He has headed the ADC Broadband Connectivity Group since 1990. ADC Telecommunications Inc. is a supplier of transmission and networking systems for telecommunications, cable television, broadcast, wireless and enterprise networks. He is also a director of Flexsteel Industries.

     John L. Rynearson, 53, has been a director since 1982. Mr. Rynearson co-founded Mizar in 1982 and held a variety of technical and managerial positions with Mizar until 1991. He has served as the Technical Director of VITA (the VMEbus International Trade Association) since 1993. He is a director of Open Systems Service Corporation, a subsidiary of VITA.

     Richard J. Thompson, 51, was appointed as a director of the Company in February 2000. He has served as the Vice President - Finance, Chief Financial Officer and Secretary of Artesyn Technologies, Inc. since 1990. Artesyn Technologies is a provider of power conversion products and systems, I/O controllers and real-time systems, and logistics management to the communications industry.

     The Board of Directors held six meetings in fiscal 2000. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

Committees of the Board of Directors

     The Audit Committee, comprised of Messrs. Davis, Rynearson and Thompson, is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee met five times during fiscal 2000.

     The Compensation Committee, comprised of Messrs. Forrest, Rynearson and Thompson, met one time during fiscal 2000.


                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The Compensation Committee (the "Committee") is responsible for setting and administering the various elements of the Company's executive compensation program. In carrying out its duties, the Committee reviews compensation surveys, including that published by the American Electronics Association ("AEA"), and other available information regarding salary, bonus and stock options with a particular focus on companies in similar industries and of comparable size. The goals of the Committee's executive compensation program are to (i) align executive compensation with the Company's performance and (ii) attract, retain, and reward executive officers who contribute to the Company's success. The compensation philosophy of the Committee is that annual compensation should be leveraged on the basis of the Company's performance. To achieve this leverage, executive compensation is comprised of a base salary, contingent cash bonus, and stock options. The annual cash compensation paid to executive officers will generally approximate that of comparable companies if agreed-upon objectives, such as revenues, operating income, and agreed upon personal goals for each officer are met. As a matter of compensation philosophy, Blue Wave generally attempts to set salaries at or near the median level of its peer group; however, competitive market forces, particularly in the hiring of new executives, may strongly influence salary. Total cash compensation including salary and contingent cash bonuses is targeted to be near the median of its peer group if Company performance meets its business goals, and is significantly above its peer group if such goals are exceeded. With respect to fiscal 2000, agreed upon goals were met; therefore, cash bonuses were earned.

     The Committee strives to maintain the equity position of all executive officers at competitive levels with comparable companies. The Committee believes that employee equity ownership provides critical additional motivation to executive officers to maximize value for the Company's stockholders, and therefore makes periodic grants of stock options. Option grants to executive officers are based upon the relative positions and responsibilities of each executive officer, the historical and expected contributions of that officer to Blue Wave and previous grants to that officer. The Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance. Consistent with this philosophy, and after taking into account increased post-merger responsibilities, all executive officers were granted stock options during fiscal 2000.

     The Committee is responsible for determining the compensation of the Chief Executive Officer. In order to determine an appropriate level of compensation and incentives the Committee reviewed the Company's peer group and AEA study. For fiscal 2000, the Committee established Mr. Yates base rate of pay at $150,000. In addition to the above mentioned compensation, the Committee also approved the reimbursement of certain living expenses for Mr. Yates and his family upon his relocation to the United States during fiscal 1999. After the resignation of Mr. Yates, the Board of Directors appointed Mr. Shaddock as President and Chief Executive Officer. The Committee established the base rate of pay for Mr. Shaddock at $200,000 (approximately (Pounds)125,000). Mr. Shaddock was also entitled to additional cash compensation if the Company achieved a defined level of revenue and net income. This goal was met and, accordingly, the cash incentive of $70,000 was earned. In order to provide a continued long-term incentive, Mr. Shaddock was granted an option for 30,000 common shares during fiscal 2000.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that Blue Wave may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by Blue Wave have not exceeded this limit. It is the Company's policy generally to grant options that meet the requirements of the Internal Revenue Code and regulations so that any such compensation recognized by an optionee will be fully deductible.


                                             John L. Rynearson, Chair
                                             John R. Forrest
                                             Richard J. Thompson


Summary of Executive Compensation

     The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended June 30, 2000 to or for the Company's Chief Executive Officer and all other executive officers of the Company whose total salary and bonus exceeded $100,000.

                                                                                                 Long Term
                                                          Annual Compensation                   Compensation
                                                          -------------------                   ------------

                                                                              Other              Securities     All Other
Name and                           Fiscal                                     Annual             Underlying      Compen-
Principal Position                  Year         Salary        Bonus     Compensation (1)        Options (#)    sation(2)
------------------                  ----         ------        -----     ----------------        -----------    ---------
Rob N. Shaddock, President and      2000       $200,000      $70,000              $     -             30,000         $31,600
Chief Executive Officer (3)(5)      1999        147,345            -                    -             25,000          32,600
                                    1998        132,000            -                    -                  -               -
Simon Yates, Former President       2000         56,258            -               81,080                  -               -
and Chief Executive Officer (3)     1999        150,000            -               38,852             25,000          32,600
(4)(5)                              1998        132,000            -                    -                  -               -
Kevin Parslow, Executive Vice       2000        160,000       40,000                    -             25,000          31,600
President, Worldwide Sales and      1999        136,920            -                    -             25,000          32,600
Marketing (5)                       1998        132,000            -                    -                  -               -
Charles D. Brockenbush, Former      2000        144,713       40,000                    -             25,000           1,390
Vice President-Finance and CFO      1999        124,218            -                    -             50,000           1,378
(6)                                 1998        107,056            -                    -                  -           1,235
M. Keith Burgess, Chief             2000        129,266       15,000                    -             15,000           1,723
Technology Officer                  1999        106,745            -                    -             50,000           1,534
                                    1998         97,272            -                    -                  -           1,459

______________________

(1) The amounts reflected for Mr. Yates relate to (i) the use of a Company owned automobile and payment of related expenses and (ii) certain living and moving expenses in the aggregate amount of $73,603 and $31,440 in fiscal 2000 and 1999, respectively, incurred by Mr. Yates and his family upon his relocation to the United States.
(2) Messrs. Shaddock, Parslow and, in fiscal 1999 Mr. Yates, participate in a discretionary defined contribution plan. Under the plan, participants may elect to have any payments made under the plan paid as salary or as a tax-deferred contribution to the plan. The amounts indicated reflect the payments under the plan accrued for these individuals in fiscal 1999 and 2000. The amounts with respect to Mr. Brockenbush and Mr. Burgess reflect the Company's contribution under its 401(k) plan.
(3) Mr. Shaddock was named President and Chief Executive Officer in November 1999 after the resignation of Mr. Yates.
(4) The amount of fiscal year 2000 salary reported for Mr. Yates does not include amounts paid to him after his resignation date, which were paid per the terms of a severance agreement between Mr. Yates and the Company.
(5) Messrs. Yates, Shaddock and Parslow were officers of LSI prior to the Combination in April 1998. The amounts indicated in fiscal 1998 include compensation received by them while they were officers of LSI as well as the compensation received by them from the Company after they became executive officers of the Company in April 1998.
(6)  Mr. Brockenbush resigned from the Company effective in August 2000.

Employment Agreements

     Two of the Company's executive officers (Rob N. Shaddock and Kevin Parslow) entered into Service Agreements with LSI that, upon the occurrence of the Combination, were assumed by the Company. These agreements provide that their employment may be terminated without cause with 12 months prior written notice. The agreements also provide for stated salaries (in 2000, $200,000 (approximately (Pounds)125,000) for Mr. Shaddock and $160,000 (approximately (Pounds)100,000) for Mr. Parslow) and other customary benefits.

Stock Options

     The Company maintains its stock option plan (the "Stock Option Plan") which provides for the grant of options for the purchase of common stock of the Company. The Stock Option Plan covers, in the aggregate, a maximum of 2,427,500 shares of common stock. This amount does not include the 564,001 options that had been granted by LSI that were assumed by the Company at the time of the Combination. The Stock Option Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Stock Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

     The Compensation Committee of the Board of Directors administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Compensation Committee designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Options under the Stock Option Plan generally vest over a 48 month period. Certain changes in control of the Company will cause the options to vest immediately. Each option granted under the Stock Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

     The following table sets forth certain information with respect to the options granted during fiscal year 2000 to each of the current executive officers of the Company named in the table under "Summary of Executive Compensation" set forth above.

                                      Percent of
                                    Total Options                                           Potential Realizable Value at
                                     Granted to                                              Assumed Annual Rates of Stock
                        Number of     Employees        Exercise or                           Price Appreciation for Option
                         Options         in            Base Price      Expiration                       Term (1)
Name                     Granted     Fiscal Year         $/Share          Date                   5%                 10%
---------------------  -----------  --------------   ---------------  -------------            -------            --------
Mr. Shaddock                30,000             8.6%            $4.00       11/16/09            $75,467            $191,249

Mr.  Parslow                25,000             7.1              4.00       11/16/09             62,889             159,374

Mr. Burgess                 15,000             4.3              4.00       11/16/09             37,734              95,625

______________________
(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth certain information with respect to the options exercised by the executive officers named in the table under "Summary of Executive Compensation" during the fiscal year ended June 30, 2000, or held by such persons at June 30, 2000:

                                                                                              Value of Unexercised
                         Shares                              Number of Unexercised            In-the-Money Options
                        Acquired           Value            Options at June 30, 2000          At June 30, 2000 (1)
                                                            ------------------------          --------------------
Name                   On Exercise        Realized        Exercisable    Unexercisable    Exercisable    Unexercisable
----                   -----------        --------        -----------    -------------   --------------  --------------
Mr. Shaddock                      -       $        -          93,784          48,750      $  916,650        $333,540
Mr. Yates                         -                -          87,534               -         868,600               -
Mr. Parslow                  85,000        1,198,612         168,996          43,750       1,662,979         301,975
Mr. Brockenbush              48,450          526,247           6,550          70,000          33,481         495,348
Mr. Burgess                  17,500          281,360           5,250          59,250          29,956         425,795

______________________

(1) Based upon the closing price of Blue Wave's common stock on June 30, 2000, which was $10.313 per share.

Director Compensation

     Prior to April 1, 2000, the Company did not pay annual retainer or per meeting fees to its directors, other than to Mr. Forrest, who also served as a non-employee director of LSI. Effective April 1, 2000, monthly retainers and per meeting fees, payable only to non-employee directors, are as follows:

Type of Fee                                                        Amount of Fee
-----------                                                        -------------
Monthly retainer                                                       $  1,000
Additional monthly retainer for the chairman                              1,500
Board meeting attendance fees, if in person                               1,500
Board meeting attendance fees, if attended telephonically                 1,000
Committee meeting attendance fees, if in person                             750
Committee meeting attendance fees, if attended telephonically               500
Additional committee meeting attendance fees for committee chairman         250

     In the event of multiple meetings on the same day, a maximum of $2,500 per day for meeting attendance will be paid. The Company reimburses all of the directors for their out-of-pocket expenses in connection with performing their duties as directors of the Company.

     The Company also has in effect a stock option plan for directors (the "Directors' Plan"), under which an aggregate of 150,000 shares of common stock have been or may be issued in the future upon exercise of stock options granted under the Directors' Plan. On an annual basis, each non-employee director is granted options to purchase 8,500 shares of common stock under the Directors' Plan if the director owns 2,000 shares of the Company's common stock for each year of service as a director of the Company. Currently, Mr. Shaddock is the only non-employee director of the Company.

     The Company's Board of Directors adopted the Directors' Plan in order to provide non-employee directors with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. Administration of the Directors' Plan is vested in the Compensation Committee of the Company's Board of Directors.

     As of September 30, 2000, options to purchase an aggregate of 113,000 shares of the Company's common stock have been granted pursuant to the Directors' Plan, 8,500 options have expired or been canceled, 17,000 options have been exercised, options to purchase 87,500 shares remain outstanding, and 45,500 shares remain available for future grant. During fiscal year 2000, options covering 62,000 shares of the Company's common stock were granted to the Company's directors.

     The purchase price of the shares for each stock option granted under the Directors' Plan may not be less than 100% of the fair market value of the common stock at the time of grant. The term of an option may not be more than ten years from the date of grant. The Directors' Plan will terminate on June 30, 2005; however, options outstanding at the termination of the Directors' Plan will not be affected by such termination. If an option expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Directors' Plan.

Certain Filings by Executive Officers and Directors

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Mr. Forrest failed to timely file a report reflecting an option grant made to him in fiscal 2000.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2000, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN

      The proposed amendment to the Stock Option Plan would increase the number of shares of the Company's common stock subject to the plan from 2,427,500 shares to 2,950,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. The Company's Board of Directors recommends a vote FOR approval of the amendment of the Stock Option Plan.

     The Company's Board of Directors adopted the Stock Option Plan in order to provide employees and directors with an incentive for serving the Company by providing a proprietary interest in the Company through the granting of options. Administration of the Stock Option Plan is vested in the Compensation Committee of the Company's Board of Directors.

     As of September 30, 2000, options to purchase an aggregate of 2,216,747 shares of the Company's common stock (net of options canceled) have been granted pursuant to the Stock Option Plan, and an additional 564,001 options that had been granted by LSI were assumed by the Company at the time of the Combination. Out of the combined total of the Stock Option Plan and the options acquired in the Combination, options to purchase 1,853,823 shares have been exercised, options to purchase 926,925 shares remain outstanding, and 210,753 shares remain available for future grant. As of September 29, 2000, the market value of all shares of the Company's common stock (i) subject to outstanding options under the Stock Option Plan and (ii) remaining available for future grant was approximately $4,663,360, and $1,060,298, respectively (based on the closing sale price of the Company's common stock as reported on the Nasdaq National Market on such date). During the 2000 fiscal year, options covering 299,000 shares of the Company's common stock were granted to the Company's employees under the Stock Option Plan. None of the information above includes option transactions under the Directors' Stock Option Plan or the Employee Stock Ownership Plan.

     The purchase price of the shares for each stock option granted under the Stock Option Plan may not be less than 100% of the fair market value of the common stock at the time of grant. The term of an option may not be more than ten years from the date of grant. The Stock Option Plan will terminate on February 19, 2002; however, options outstanding at the termination of the Stock Option Plan will not be affected by such termination. If an option expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Stock Option Plan.

     The preceding discussion summarizes the material terms of the Stock Option Plan. The full text of the Stock Option Plan is available upon written request to the Company.

     The following discussion deals solely with United States federal income tax consequences applicable to the Stock Option Plan. Participants in the plan should consult their tax advisors as to foreign, state and local tax laws.

     Non-qualified Stock Options. A Participant will not be deemed to receive any income at the time a Non-qualified Stock Option (NQSO) is granted, nor will the Company be entitled to a tax deduction at that time. However, when any part of an NQSO is exercised, the Participant will generally be deemed to have received compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares received on the exercise of the NQSO over the exercise price of the NQSO and the Company will receive a tax deduction of an equivalent amount in the taxable year of the Company in which the disposition occurs.

     Upon any subsequent sale of the shares acquired upon the exercise of an NQSO, any gain (the excess of the amount received over the fair market value of the shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.

     Incentive Stock Options. In general, a Participant will not be deemed to receive any income at the time an Incentive Stock Option (ISO) is granted or exercised if a Participant does not dispose of the shares acquired on exercise of the ISO within two years after the grant of the ISO and one year after the exercise of the ISO. In such a case, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) will be a long-term capital gain or loss. However, for purposes of computing the "alternative minimum tax" applicable to a Participant, the Participant will include in the Participant's alternative minimum taxable income the amount that would have been included in income if the ISO was a NQSO. Such amount may be subject to an alternative minimum tax. Similarly, for purposes of making alternative minimum tax calculations, the Participant's basis in the stock received on the exercise of an ISO will be determined as if the ISO were an NQSO.

     If the Participant sells the shares acquired on exercise of an ISO within two years after the date of grant of the ISO or within one year after the exercise of the ISO, the disposition is a "disqualifying disposition," and the Participant will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation to the Participant, taxable as ordinary income, and the balance (if any) will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If the Participant sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss will be a short-term capital loss if the Participant has held the shares for one year or less and otherwise will be a long-term capital loss.

     The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. If the Participant has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction of an equivalent amount in the taxable year of the Company in which the disposition occurs.

                            STOCK PRICE PERFORMANCE

     The Company completed the initial public offering of its common stock in September 1995. Prior to such date, there was no established market for its common stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock from the initial offering price of $8.50 on September 28, 1995 through June 30, 2000 as contrasted with the Nasdaq Market Index and the index for the electronic computer industry (SIC Code 3571). Each index assumes $100 invested at September 28, 1995 and is calculated assuming reinvestment of dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG BLUE WAVE SYSTEMS INC.
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------------------------
                              09/28/95   06/30/96   06/30/97  06/30/98  06/30/99   06/30/00
-----------------------------------------------------------------------------------------------------------------------------------
BLUE WAVE SYSTEMS INC.         100.00     76.47      45.65     41.18     42.71     121.29
------------------------------------------------------------------------------------------------------------------------------------
   SIC CODE INDEX              100.00    105.60     161.77    221.51    375.87     427.49
------------------------------------------------------------------------------------------------------------------------------------
NASDAQ MARKET INDEX            100.00    111.47     134.28    178.00    249.44     375.32
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the 2001 annual meeting of stockholders must be received by the Company at its principal executive offices no later than June 16, 2001.

                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                                    By Order of the Board of Directors



                                    Toya Martin
                                    Secretary


Carrollton, Texas
October 16, 2000

                                     PROXY
                             BLUE WAVE SYSTEMS INC.

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") to be held on November 16, 2000, at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Rob N. Shaddock and Donald B. Crosbie, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

1. ELECTION OF DIRECTORS

      [_] FOR nominees listed below except as marked to the contrary below

      [_] WITHHOLD AUTHORITY to vote for all nominees listed below

      John R. Forrest, Lynn J. Davis, John L. Rynearson, Rob N. Shaddock and Richard J. Thompson

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.
   ------------------------------------------------------------------

2. Proposal to amend the Blue Wave Systems Inc. Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable upon exercise of options granted under the Plan from 2,427,500 to 2,950,000.

                [_] FOR         [_] AGAINST         [_] ABSTAIN

P R O X Y

  If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE NAMED PROPOSAL.
  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                               Dated: _________________________

                                               ________________________________
                                                          Signature

                                               ________________________________
                                                  (Signature if held jointly)

                                               Please date the proxy and sign
                                               your name exactly as it appears
                                               hereon. Where there is more
                                               than one owner, each should
                                               sign. When signing as an
                                               attorney, administrator,
                                               executor, guardian or trustee,
                                               please add your title as such.
                                               If executed by a corporation,
                                               the proxy should be signed by a
                                               duly authorized officer. Please
                                               sign the proxy and return it
                                               promptly whether or not you
                                               expect to attend the meeting.
                                               You may nevertheless vote in
                                               person if you do attend.